Exhibit 99.1

Press Release

For Immediate Release
For Further Information
   Refer to: Thomas J. Strupp
260. 824. 2900
www.franklin-electric.com

FRANKLIN ELECTRIC ANNOUNCES CLOSING OF THE PURCHASE OF THE LITTLE GIANT PUMP COMPANY

Bluffton, Indiana -April 21, 2006 -- Franklin Electric Co., Inc. (NASDAQ: FELE), the world’s largest manufacturer of submersible electric motors and a global supplier of water pumping systems and fuel pumping systems announced today that it has completed its acquisition of Little Giant Pump Company in a stock purchase transaction. Little Giant, previously a wholly owned subsidiary of Tecumseh Products Company, is a leading worldwide provider of commercial and consumer water transfer solutions.

The purchase price of $121 million excludes associated tax benefits and transaction costs and is subject to a post-closing working capital adjustment. Franklin Electric expects the transaction to be accretive to its earnings per share in the first year of ownership.

R. Scott Trumbull, Chairman and Chief Executive Officer of Franklin Electric, stated, “The acquisition of Little Giant Pump Company will solidify Franklin Electric’s position as a global supplier of pumping equipment for residential and commercial markets. Little Giant’s product lines - sump, sewage, effluent, condensate and industrial submersible pumps - will complement and broaden our overall pump offering and allow us to expand our customer base.”

Norman Heidebrecht, President of Little Giant, said, “Our efforts are focused toward a seamless transition, while maintaining unsurpassed quality and delivery along with world-class customer service. This acquisition will provide great opportunities to enhance current product offerings by uniting both companies’ marketing and technical expertise. We look forward to an exciting future of mutually beneficial growth and continued success.”

Todd Herrick, CEO of Tecumseh Products, said, “Little Giant has been highly successful during Tecumseh Products Company’s ownership, having grown from $10 million in sales to over $100 million. As the pump industry consolidates, the combination with Franklin Electric will provide additional opportunities for the business to grow and flourish.”

About Franklin Electric
Franklin Electric is a global leader in the production and marketing of water and fuel pumping systems and is a technical leader in submersible motors, drives, controls, and monitoring devices.

About Little Giant Pump Company
Little Giant is the leading worldwide provider of commercial and consumer water transfer solutions. Little Giant pumps are used in a broad range of commercial and consumer applications including: plumbing / wastewater, heating, ventilating and cooling ("HVAC"), water gardening, swimming pool and aquarium maintenance, decorative fountains and industrial and OEM water transfer applications.

About Tecumseh Products Company
Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps for industrial, commercial, marine and agricultural applications.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including but not limited to, general economic and currency conditions, various conditions specific to the Company’s business and industry, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.